UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2006 (May 10, 2006)

TRANSMERIDIAN EXPLORATION INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	000-50715	76-0644935
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

397 N. Sam Houston Parkway E., Suite 300, Houston, Texas	77060
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (281) 999-9091

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On May 10, 2006, Transmeridian Exploration Incorporated (the “Company”) commenced a private offering exempt from registration under the Securities Act of 1933 of (i) $40 million aggregate principal amount of additional Senior Secured Notes due 2010 of Transmeridian Exploration Inc., the Company’s wholly-owned British Virgin Islands subsidiary, and (ii) approximately $10 million of the Company’s common stock, the aggregate number of shares of which will be determined based upon a negotiated discount to market price. If the offering is fully subscribed, the Company expects to receive aggregate gross proceeds of approximately $49 million before payment of placement agent fees and transaction expenses. The Company intends to use the net proceeds of the offering to contract two additional drilling rigs in order to accelerate the development of its South Alibek Field in Kazakhstan, to pre-fund the first three quarterly interest payments due on the notes sold and for working capital and general corporate purposes. Neither the notes nor the common stock will be registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSMERIDIAN EXPLORATION INCORPORATED

Date: May 10, 2006	By: /s/ Earl W. McNiel
Name: Earl W. McNiel
Title: Vice President and Chief Financial Officer